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                                                               EXHIBIT 11



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Metromedia International Group, Inc.
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Exhibit 11

                      METROMEDIA INTERNATIONAL GROUP, INC.
                        Computation of Earnings Per Share
                    (in thousands, except per share amounts)

                                                                          Years Ended
                                                   ---------------------------------------------------------
                                                   December 31, 1996   December 31, 1995   February 28, 1995
                                                   ---------------------------------------------------------
Loss Per Share - Primary
Loss from continuing operations before
  discontinued operations and extraordinary item       $ (94,433)          $ (87,024)          $ (69,411)
Loss on disposal of assets held for sale                 (16,305)           (293,570)               --
Loss on early extinguishment of debt                      (4,505)            (32,382)               --
                                                       ---------           ---------           ---------
Net loss available for Common Stock and
     Common Stock equivalents                          $(115,243)          $(412,976)          $ (69,411)
                                                       =========           =========           =========

Common Stock and Common Stock
     Equivalents (A)
Weighted average common shares
     outstanding during the period                        54,293              24,541              20,246
                                                       =========           =========           =========

Loss Per Share - Primary
Continuing operations                                  $   (1.74)          $   (3.54)          $   (3.43)
Discontinued operations                                    (0.30)             (11.97)                --
Extraordinary item                                         (0.08)              (1.32)                --
                                                       ---------           ---------           ---------

Net Loss                                               $   (2.12)          $  (16.83)          $   (3.43)
                                                       =========           =========           =========

Loss Per Share - Assuming Full Dilution                $  n/a(B)           $  n/a(B)          $   n/a(B)
                                                       =========           =========           =========

A) Common stock equivalents are not included in primary loss per share in Calendar 1996, Calendar 1995 and Fiscal 1995 because they would be anti-dilutive.

B) Fully diluted loss per share is not used in Calendar 1996, Calendar 1995 and Fiscal 1995 because it is less than primary loss per share.